Exhibit 21

CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2004

Subsidiaries of Centra Financial Holdings Inc.

     The following are the only subsidiaries of Centra Financial Holdings Inc.:

Jurisdiction
of
Name of Subsidiary	Incorporation
Centra Financial Corporation – Morgantown, Inc.	West Virginia
Centra Financial Corporation – Martinsburg, Inc.	West Virginia
Centra Financial Statutory Trust 1	Connecticut

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